UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
( ) Form 3 Holdings Reported
( ) Form 4 Transactions Reported
1. Name and Address of Reporting Person
   Guarino, Patrick J.
   P.O. Box 696000
   San Antonio, TX  78269-6000
2. Issuer Name and Ticker or Trading Symbol
   Ultramar Diamond Shamrock Corporation
   (UDS)
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   February 14, 1997
5. If Amendment, Date of Original (Month/Year)
   February 14, 1997
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Executive Vice President, General Counsel and Secretary
7. Individual or Joint/Group Reporting (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
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
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
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |    | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |    | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     |    |               |Date |Expir|                    |       |ficially    |Ind|            |
                        |tive    |     |    |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                        |Secu    |     |    |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
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
Employee Stock Option (r|$30.125 |12/19|A   |100,000    |A  |(bb) |12/19|Common Stock|100,000|$30.125|            |D  |            |
ight to buy)(g)         |        |/96  |    |           |   |     |/01  |            |       |       |            |   |            |
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Employee Stock Option (r|$15.00  |12/03|A   |28,000     |A  |12/03|07/21|Common Stock|28,000 |$15.00 |            |D  |            |
ight to buy)            |        |/96  |    |           |   |/96  |/02  |            |       |       |            |   |            |
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Employee Stock Option (r|$18.00  |12/03|A   |22,000     |A  |12/03|01/26|Common Stock|22,000 |$18.00 |            |D  |            |
ight to buy)            |        |/96  |    |           |   |/96  |/03  |            |       |       |            |   |            |
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Employee Stock Option (r|$29.00  |12/03|A   |12,000     |A  |12/03|01/26|Common Stock|12,000 |$29.00 |            |D  |            |
ight to buy)            |        |/96  |    |           |   |/96  |/04  |            |       |       |            |   |            |
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Employee Stock Option (r|$24.25  |12/03|A   |40,000     |A  |12/03|01/26|Common Stock|40,000 |$24.25 |            |D  |            |
ight to buy)            |        |/96  |    |           |   |/96  |/05  |            |       |       |            |   |            |
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Employee Stock Option (r|$28.25  |12/03|A   |38,000     |A  |12/03|02/01|Common Stock|38,000 |$28.25 |240,000     |D  |            |
ight to buy)            |        |/96  |    |           |   |/96  |/06  |            |       |       |            |   |            |
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
Explanation of Responses:
(g) Employee Stock Option granted under Ultramar Diamond Shamrock Corporation's 1996 Long Term Incentive Plan.
(bb) Option granted to reporting person under Long Term Incentive Plan exempt under Rule 16b-3. The option automatically vests in four and one-half years. The option will vest 50% if Ultramar Diamond Shamrock Corporation common stock has a value of $36.00 or more on the New York Stock Exchange for 30 consecutive trading days.
The option will vest 100% if Ultramar Diamond Shamrock Corporation common stock has a value of $45.00 or more on the New York Stock Exchange for 30 consecutive trading days.
SIGNATURE OF REPORTING PERSON
PATRICK J. GUARINO (Power of Attorney)
DATE
April 8, 1997